               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  January 22, 1997
       Date of Earliest Event Reported:  December 9, 1996



                     TCI COMMUNICATIONS, INC.
     -----------------------------------------------------
     (Exact name of Registrant as specified in its charter)


                         State of Delaware
           ------------------------------------------
         (State or other jurisdiction of incorporation)


        0-5550                                  84-0588868
------------------------           -----------------------------------
(Commission File Number)           (I.R.S. Employer Identification No.)


              5619 DTC Parkway
           Englewood, Colorado                         80111
----------------------------------------          ---------------
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code: (303) 267-5500


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Item 5.   Other Events.

     C.  Lamont Smith, et al. v. Mile Hi Cable Partners,  et  al.
     ------------------------------------------------------------
     On December 9, 1996, C. Lamont Smith and The Black Movie Channel, LLC filed suit in the District Court for the City and County of Denver against TCI Communications, Inc.; Mile Hi Cable Partners, LP; Liberty Media Corporation; Encore Media Corporation; Black Entertainment Television; Steve Santamaria; Media Management Group, Inc. and Virginia Butler. Plaintiffs assert, in part, that the defendants misappropriated plaintiffs' concept for the development of a 24 hours a day, seven days a week, cable or satellite premium channel which would broadcast movies made by or featuring African Americans, as well as educational programming and community oriented programming of interest to both the Hispanic and Black communities. Plaintiffs claim anticipated annual net profits from such a network would exceed $600 million. Plaintiffs also assert that the franchise agreement with the City and County of Denver has been breached for alleged implied covenants of good faith and fair dealing under the Denver franchise; promissory estoppel and breach of implied contract; misappropriation of confidential information and trade secrets; breach of confidence; breach of fiduciary duty; as well as unjust enrichment; fraud; negligent misrepresentation; non-disclosure and concealment; civil conspiracy; and violation of the Colorado Antitrust Act of 1992. Plaintiffs seek an award of consequential, special and restitutionary damages in an unspecified amount as well as exemplary damages, prejudgment interest, expert witness fees, attorneys fees and costs. TCI Communications, Inc. believes the claims asserted are without merit and intends to defend such claims vigorously.

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                           SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: January 22, 1997



                                   TCI COMMUNICATIONS, INC.
                                   (Registrant)



                                   By:/s/  Stephen M. Brett
                                      ------------------------------
                                      Stephen M. Brett
                                        Senior Vice President